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[MEASUREX LOGO]

                                                                  March 29, 1996

Mr. Edward Grayson
General Counsel
Honeywell Inc.
Honeywell Plaza
MN12-5279
Minneapolis, Minnesota 55408

Dear Mr. Grayson:

     This letter agreement is entered into in connection with the consideration of a possible financial transaction between Honeywell Inc. (collectively with its subsidiaries and affiliates, the "Corporation") and Measurex Corporation (collectively with its subsidiaries and affiliates, "Measurex"). The possible transaction referred to in the preceding sentence is referred to herein as the "Transaction". Measurex is prepared to make available to Corporation certain information concerning its business operations and assets. As a condition to such information being furnished to Corporation and its respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (herein collectively referred to as "Representatives"), Corporation agrees to treat any information concerning Measurex (whether prepared by Measurex, its advisors or otherwise and irrespective of the form of communication) which is furnished to Corporation or to its Representatives by or on behalf of Measurex (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Corporation, or its respective Representatives, as the case may be, which contain, reflect, or are based upon, in whole or in part, the information furnished to Corporation or its respective Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Corporation or its Representatives in violation of the terms of this agreement,
(ii) was within the possession of Corporation prior to its being furnished to Corporation by Measurex, provided that the source of such information was not known by Corporation to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Measurex, or any other party with respect to such information, or (iii) becomes available to Corporation on a non-confidential basis from a source other than Measurex to which the information relates or any of its Representatives, provided that such a source is not known by the Corporation to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Measurex, or any other party with respect to such information.

     Corporation hereby agrees that it and its Representatives shall use the Evaluation Material for the purpose of evaluating the Transaction, that the Evaluation Material will be kept confidential and that Corporation and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) Corporation may make any disclosure of such information to which Measurex gives its prior written consent and (ii) any of such information may be disclosed to Representatives of Corporation who need to know such information for the purpose of evaluating the Transaction and who agree to keep such information confidential. Corporation shall be responsible for any breach of this letter agreement by any of its Representatives and agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, Corporation agrees that, without the prior written consent of Measurex, Corporation and its Representatives will not, and Measurex and its Representatives agree that without the prior written consent they will not disclose to any person the fact that the Evaluation Material has been made available to Corporation, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the opinion of counsel
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acceptable to Measurex or Corporation, as the case may be, such disclosure is required by law and then only with as much prior written notice to Measurex or Corporation, as the case may be, as is practical under the circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that Corporation or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, Corporation shall provide Measurex with prompt written notice of any such request or requirement so that Measurex may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Measurex, Corporation or any of its Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Corporation or any of its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises is legally required to be disclosed, provided that Corporation or its Representative exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with Measurex to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If Measurex and Corporation decide not to proceed with the Transaction, Corporation will promptly deliver to Measurex all documents (and all copies thereof) furnished to it or its Representatives by or on behalf of Measurex. In addition, all notes, analyses, compilations, studies, interpretations and other writings prepared by Corporation or its respective Representatives which reflect or are based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified to Measurex in writing by Corporation through an officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, Corporation and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

     Although Measurex has endeavored and will endeavor to include in the Evaluation Material information which it believes to be relevant for the purpose of Corporation's evaluation of the Transaction, Corporation acknowledges that neither Measurex nor its Representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Corporation agrees that neither Measurex nor its Representatives shall have any liability to it or its Representatives relating to or resulting from the use of the Evaluation Material in accordance with and as contemplated by this letter agreement.

     Corporation agrees that, for a period of two years from the date hereof, without the prior written consent of Measurex neither Corporation nor any of its Representatives or subsidiaries will in any manner, directly or indirectly, effect, propose (whether publicly, to Measurex or its affiliates) to effect, or cause any other person to effect or propose (whether publicly, to Measurex or its affiliates or otherwise) to effect (i) any acquisition of any securities other than in connection with the Corporation's employee benefits plans not in excess of 5% of Measurex outstanding securities or assets other than in the ordinary course of business of Measurex or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving Measurex or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other transaction with respect to Measurex or any of its subsidiaries or (iv) any solicitation of proxies or consents to vote any voting securities of Measurex. Further, for a period of one year from the date hereof no employee of Corporation who has had access to any of the Evaluation Material or any person who has received information regarding the Evaluation Material from any such employee will solicit for employment or offer employment to any non-clerical Measurex employee.

     Measurex and Corporation each agrees that unless and until a definitive agreement regarding the Transaction has been executed, neither party will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Measurex and Corporation each further acknowledges and agrees that either party reserves the right, in
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its sole discretion, to reject any and all proposals made by the other party or its Representatives with regard to the Transaction, and to terminate discussions and negotiations covering the Transaction at any time.

     It is further understood and agreed that money damages would not be sufficient remedy for any breach of this letter agreement by Measurex or Corporation, and that either party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this letter agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between Measurex and Corporation.

                                          Very truly yours,

                                          Measurex Corporation

                                          By /s/ JOHN W. LARSON
                                            ------------------------------------
                                            Name: John W. Larson
                                            Title: Assistant Secretary

Accepted and agreed:

Honeywell Inc.

By /s/ EDWARD D. GRAYSON
   --------------------------------------------------------
   Name: Edward D. Grayson
   Title: Vice President and General Counsel

Dated: March 29, 1996